                                                                    Exhibit 10.3

                                    FORM OF
                              EMPLOYMENT AGREEMENT

     This Agreement is entered into as of this 16th day of January 2001, by and between HADRON, INC., (the "Company") and Sterling E. Phillips, Jr. ("Employee").

     WHEREAS, the Company and Employee have agreed to terms upon which Employee will be employed by the Company and wish to set forth such terms and conditions in writing;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Employee as its PRESIDENT AND CHIEF EXECUTIVE OFFICER for the term as hereinafter set forth. Employee shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company as are consistent with his position. Employee shall report to the Board of Directors (the "Board") of the Company. During the term of this Agreement, Employee shall devote forty hours per week to the business.

     2. Term. The Company hereby agrees to continue Employee in its employ, and Employee hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the "Effective Date") and ending on the first anniversary of such date (the "Employment Period"). The Employment Period shall continue on a month to month basis until either party provides the other with written notice to terminate the Agreement. Said notice shall be effective thirty days from receipt.

     3. Base Salary and Time Allotment. During the term of the Agreement, Employee shall be available to the Employer forty (40) hours per week. For this, the Employee's initial annual base salary shall be $175,000 annually. The employee's base salary for the future years shall be determined by the Compensation Committee of the Board in its sole discretion. The base salary shall be payable on a bi-weekly basis or such other basis as the Company uses to pay its executive officers.

     4. Stock Purchase. In connection with the Employee's service as the Company's President and Chief Executive Officer, the Employee agrees to purchase 66,667 shares of the Company's restricted Common Stock, par value $0.02 per share, for $0.75 per share, to be purchased on the first day of the Employee's employment with the Company.

     5. Stock Options. In connection with the Employee's service as the Company's President and Chief Executive Officer, the Employee will be awarded a five-year option to purchase 875,725 shares of the Company's common stock, par value $0.02, at a purchase price equal to 100% of the fair market value of the common stock, as determined by the Company, on the grant date, exercisable in one-third increments of the grant date, the one-year anniversary, and the two-year anniversary.

     6. Annual Bonus. In addition to Employee's Base Salary, Employee shall be eligible to earn an annual bonus, in accordance with the Company's Bonus Plan, if one is in effect, or by action of the Board at the recommendation of the Compensation Committee. The target amount for the annual bonus is $125,000 to be earned in accordance with the successful completion of annual milestones as mutually agreed upon by the Board and the Employee. The amount of the bonus will be determined by the Board with the recommendation of the Compensation Committee. For the fiscal year ending June 30, 2001, the annual bonus will be prorated for the six months. The bonus will be paid annually within 60 days of the completion of the fiscal year.

     7. Fringe Benefits. Employee shall receive fringe benefits consistent with the Company's policies for executive officers and as approved by the Board.

     8. Other Benefits. Employee shall be fully reimbursed by the Company for all expenses reasonably incurred in connection with the performance of Employee's duties, upon presentation of expense statements and such other supporting information as the Company may reasonably require. Unless waived by Employee, the Company shall provide to Employee the insurance and medical coverage provided to the Company's executive officers, on the same terms and conditions. Unless otherwise agreed to by the Board and Employee, Employee shall be entitled to four weeks of paid vacation during each year of employment.

     9. Termination and/or Renewal. The Company shall have the right to terminate this Employment Agreement for Cause on the grounds that: (i) Employee acted dishonestly in any activity related to this job; (ii) Employee has been convicted of a felony or crime of moral turpitude; or (iii) for Employee's gross neglect of his duties. If Employee is terminated for Cause, as defined herein, or leaves the employ of the Company voluntarily, then no remuneration will be due past the date of termination. If, during the Employment Period, the Company shall terminate Employee's employment other than for Cause, the Company shall pay to Employee on a bi-weekly basis within twelve (12) months after the date of termination the sum of (1) Employee's base salary through the date of termination to the extent not therefore paid; (2) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) to the extent not therefore paid; (3) any accrued vacation pay, to the extent not therefore paid; and (4) the base salary that would have been payable to Employee for twelve (12) months.

     10. Indemnification. The Company shall indemnify and hold Employee harmless from and against any and all causes of action, claims, costs, liabilities, expenses, attorney's fees or damages arising from Employee's performance of his duties as described herein, except however where such claims, etc. are a result of Employee's gross negligence or willful misconduct.

     11. Full Authority. Each party represents to the other that: (i) it has full power and authority to execute, deliver and perform this Agreement and to take all necessary corporate action on its part for the execution, delivery and performance of this Agreement by it has been duly taken; (ii) this Agreement has been duly authorized and executed by it; (iii) it is a legal, valid and binding Agreement, enforceable against such party in accordance with its terms.

     12. Entire Agreement/Assignment/Governing Law. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns. This Agreement shall not be assignable by either party hereto without the written consent of the other party. This Agreement constitutes the entire Agreement between the parties and shall supersede all previous communications, representations, understandings, and Agreements, either oral or written, between the parties or any officials or representatives thereof. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia.

     13. Waivers. A waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver or modification of this Agreement must be in writing.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day first written above.


HADRON, INC.                                ACCEPTED & AGREED TO:



By:
     ----------------                       -----------------------------
     Jon M. Stout                           Sterling E. Phillips, Jr.
     Chairman
     Board of Directors